UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE

SECURITIES EXCHANGE ACT OF 1934

INET TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2269056
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1500 North Greenville Avenue Richardson, Texas	75081
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of Class)

This Form 8-A/A amends the Registrant’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on July 28, 1998 (the “Registration Statement”) and is being filed in order to amend “Item 1. Description of Registrant’s Securities to be Registered” contained in the Registration Statement.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement is hereby amended and restated to be and read in its entirety as follows:

Authorized Capital Stock

The authorized capital stock of Inet Technologies, Inc. (the “Company”) consists of 175,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of Preferred Stock, par value $0.001 per share. The following summary is qualified in its entirety by reference to the Company’s Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”), copies of which are incorporated by reference as exhibits to this Form 8-A/A.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may have an adverse affect on the voting power of the holders of Common Stock, including the loss of voting control to others.

Certain Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws

The Company’s Certificate of Incorporation and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal that stockholders might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Classified Board of Directors. The Certificate of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered, three-year terms. The classification of the Board of Directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the Board of Directors.

Supermajority Voting. The Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the Company’s combined voting power to effect certain amendments to the Certificate of Incorporation.

Authorized and Unissued Preferred Stock. The Company’s Certificate of Incorporation grants the Board of Directors broad power to establish the rights, preferences, privileges and restrictions of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board of Directors’ authority described above could adversely affect the rights and powers, including voting rights, of holders of Common Stock. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of Preferred Stock, unless otherwise required by law.

Special Meetings of Stockholders. The Bylaws provide that special meetings of stockholders of the Company may be called only by the Board of Directors, or by the Company’s Chairman of the Board or President.

No Stockholder Action by Written Consent. The Certificate of Incorporation and the Bylaws provide that an action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may only by taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent.

Notice Procedures. The Bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of stockholders of the Company, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to the Certificate of Incorporation or Bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting. Generally, to be timely, notice must be received by the Secretary of the Company not less than 120 days prior to the first anniversary of the date the proxy statement was delivered to the Company’s stockholders in connection with the preceding year’s annual meeting. The notice must contain certain information specified in the Bylaws.

Certain Provisions Regarding Limitation of Liability and Indemnification of the Certificate of Incorporation and Bylaws

Limitation of Director Liability. The Certificate of Incorporation limits the liability of directors of the Company (in their capacity as such) to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Specifically, a

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director of the Company will not be personally liable for monetary damages for breach of the director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements. The Certificate of Incorporation and Bylaws require the directors and officers of the Company to be indemnified and permit the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such, to the fullest extent not prohibited by the DGCL.

Item 2. Exhibits.

The following exhibits to this Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

Exhibit Number	Description of Exhibit
1	Form of certificate representing shares of Common Stock (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-59753) (the “Form S-1”) and incorporated herein by reference).
2	The Registrant’s Certificate of Incorporation (filed as Exhibit 3.1 to the Form S-1 and incorporated herein by reference).
3	The Registrant’s Amended and Restated Bylaws (filed as Exhibit 3.2 to the Form S-1 and incorporated herein by reference).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 on Form 8-A/A to be signed on its behalf by the undersigned, thereto duly authorized.

INET TECHNOLOGIES, INC.

By:	/s/ MARK H. KLEINMAN

Mark H. Kleinman Vice President, General Counsel and Secretary

Date: October 2, 2003